Exhibit 14

CERTIFICATE OF RECEIPT AND ACKNOWLEDGMENT
REGARDING ETHICS POLICIES AND PROCEDURES OF
J. B. POINDEXTER & CO., INC. AND ITS
SUBSIDIARIES AND AFFILIATES

I,                                                , a team member of                                                ,

(print name)                                                      (name of employer)

acknowledge receipt of, and agree to abide by, the policies and procedures of J.B. Poindexter & Co., Inc. and its subsidiaries and affiliates (collectively, the “Company”), including, but not limited to the policies and procedures entitled as followed:

Corporate Accountability

Conflict of Interest

Business Confidentiality

Prohibition of Insider Transactions

Release of Company Information

Prohibition of Improper Transactions

Whistle Blower Policy

I acknowledge that I have read and understand these policies and procedures.  I further understand that if I have any questions concerning my obligations regarding the policies and procedures of the Company, I should consult with the President of my employer.

Signature of Team Member	Date

Print Name in Full	Position

List any of your activities or interests or those of your immediate family (parents, spouse, children, and siblings) that might conflict, or appear to conflict, with your responsibilities to the Company that do not adhere to the above policies.  List gifts (e.g. sporting events, clothing, etc.) of $150 or greater value given to you by any interested parties (e.g. suppliers).

J.B. POINDEXTER & CO., INC. POLICY AND PROCEDURES

CORPORATE ACCOUNTABILITY

APPLICATION:

This policy applies to all directors, officers, and employees (collectively and individually referred to as “team members”) of J.B. Poindexter & Co., Inc., and its subsidiaries, divisions and affiliates (collectively referred to as the Company).

POLICY:

It is the responsibility of the Company to maintain an effective system of controls and procedures for financial reporting.

PURPOSE:

The purpose of this statement is to explain the Company’s policies regarding the maintenance of an effective system of controls and procedures and the evaluation and reporting of the effectiveness of the controls and procedures for financial reporting.  The Company is issuing these policies and procedures to confirm and restate its guidelines and boundaries as a basis for identifying, designing, and maintaining controls and procedures for financial reporting.  At a minimum, each subsidiary within the Company must comply with the Company’s accounting policies and procedures manual.

PROCEDURE:

The purpose of internal controls and procedures for financial reporting is to ensure that the Company has processes to provide reasonable assurance that:

•                  the Company’s transactions are properly authorized;

•                  the Company’s assets are safeguarded against unauthorized or improper use; and

•                  the Company’s transactions are properly recorded and reported so as to permit the preparation of the Company’s financial statements in conformity with generally accepted accounting principles.

Sometimes it is difficult to determine what specific controls fall within the scope of financial reporting.  Often, for example, controls to accomplish operations or compliance objectives can also help accomplish financial reporting objectives.  Examples of these include:

•                  Operations. Physical controls over inventory, legal settlements, production statistics, and facility usage.

•                  Compliance. Controls over patent expirations, income tax assessments, and penalties for non-compliance.

Some examples of activities or events that may impact the need for disclosures and supporting controls include:

•                  Operations. Changes in backlog, changes in key contracts, legal proceedings, supply chain interruptions, and termination of a major supplier or customer contracts.

•                  Compliance. Failure to comply with a contractual obligation or a covenant of a debt instrument or a negative regulatory decision.

ACKNOWLEDGMENT:

Acknowledgment of the Corporate Accountability Policy is a condition of employment and the Company requires strict compliance.  Team members having any questions concerning this policy should discuss them with their presidents. Reporting should be made as follows:

Certifications will be submitted quarterly, by the division President and Chief Financial Officer (CFO) as part of the parent’s SEC reporting.

All information thus disclosed will be treated on a confidential basis, except to the extent necessary for the protection of the Company’s interest or required by law.

CONFLICT OF INTEREST

APPLICATION:

This policy applies to all directors, officers, and employees (collectively and individually referred to as “team members”) of J.B. Poindexter & Co., Inc., and its subsidiaries, divisions and affiliates (collectively referred to as the Company).

POLICY/PROCEDURE STATEMENT:

It is the policy of the Company, in its relationship with its team members, to conduct its affairs in a fair, just, and proper manner.  All team members should avoid transactions, commitments, and other activities which are not in the Company’s best interest or which could involve a conflict between the team member’s personal interests and those of the Company.

PURPOSE:

To ensure that all team members know and understand the Company’s position regarding conflict of interest and to provide some guidelines in discharging the team members’ duties and responsibilities.

PROCEDURE:

It is not possible to define all situations which could involve a conflict of interest.  In most instances, however, normal judgment should be sufficient to evaluate a situation of potential conflict of interest.  In those cases where doubt exists concerning the applicability of this policy, pertinent facts should be presented through the team member’s supervisor to the senior human resource person of the division for discussion with the president of the division and the Vice President of Administration of J.B. Poindexter & Co., Inc., if necessary.

The following is provided as a guide in determining circumstances which might create conflicts of interest.  It does not however, describe all possible conflicts..

Ethical Business Conduct

All team members of the Company occupy, in varying degrees, positions of trust and confidence.  In discharging the responsibilities of these positions, they owe the Company absolute honesty and integrity.  This includes: the duty not to engage in activities for personal gain in conflict with the interest of the Company; the duty not to exploit their positions with the Company by converting to their own use money and other things of value which lawfully belong to the Company; the duty to deal openly with and make full disclosure to the Company, and the duty to act in good faith, with integrity, and high standards of conduct.

Interest in Companies Transacting Business with The Company and Subsidiaries

The Company buys many goods and services from others.  In transacting such business, it is the policy of the Company to select vendors and contractors on the basis of merit, without favoritism, and whenever practicable, on a competitive basis.  This policy requires that team members have no undisclosed relationships or engage in any activities that might impair their independence or judgment.

It is contrary to Company policy for a team member in a sensitive position involving buying or selling goods or services or negotiating with vendors or contractors to have any economic interest either directly or indirectly in any private or publicly held business organizations which transact business with the Company or are in competition with it.  An economic interest does not include less than 5% of the stock of a publicly traded company.  Further, no officer or team member or any member of his or her immediate family or any associate may lease or rent any kind of facilities or equipment to the Company, or to any company or individual dealing with the Company or a contractor or supplier without prior approval in writing from the Chief Executive Officer of J.B. Poindexter & Co., Inc.

Management Positions with Other Companies

Approval from the Chief Executive Officer of J.B. Poindexter & Co., Inc. must be obtained for a team member to serve as an officer, director, consultant, or as a member of management at any level, in another for profit company.  This restriction does not apply to non-profit, civic, educational, social, professional, and religious organizations.

Effect of Directorships on Transactions

The directors of the Company, generally have diversified business interests, and are connected with other corporations and firms with which, from time to time, the Company may have business dealings.  No contract or other transaction between the Company and any other corporation will be affected by the fact that any director has an interest in, or is a director or officer of, such corporation or firm.  No directors of the Company will vote on any transaction in which he, or a company or firm with which he or she has connections, is involved.

Disclosure of Confidential Information

It is contrary to Company policy for a team member to give or release without management approval any data or information of a confidential nature (i.e., data and information which has not been generally disseminated) relating to the Company’s business to an unauthorized fellow team member, to anyone outside the Company, or to use such knowledge in advancing his or her personal interest through buying or selling company securities, or the stock of an acquisition candidate, or otherwise. This includes any information on acquisition programs, information on the Company’s plans to acquire new properties or businesses, information regarding relocations of existing facilities, new developments or techniques, major changes in the organization, competitive bid information, prices paid or received for goods or services, or any other information or data which is published, released, or otherwise disseminated that might be used to the detriment of the Company or its management or affect its ability to transact business in its best interest or that would inure to the personal benefit of a team member.

Gratuities

It is the policy of the Company that no team member, or any member of a team member’s immediate family is to accept a gratuity, of other than very nominal value, from any outside concern that does or is seeking to do business with or is a competitor of the Company.

Specifically, team members are forbidden to accept any gifts such as payments, loans, services, or any other type of gratuity except of very nominal value.  Further, team members are not to participate in any type of entertainment with a supplier or contractor without the knowledge of their supervisor.

The above restrictions do not include gifts of very nominal value, business meals, or social invitations which are customary and proper under the circumstances, support the achievement of a valid business purpose, are consistent with high standards of business ethics, and do not place the recipient under an obligation of any kind.  For purposes of this policy, an item having a value of $150.00 or less is considered to have a nominal value.  Non-compliance with this policy may result in termination of employment.

Gifts, Favors, Entertainment, and Payments by the Company

Gifts, favors, and entertainment may be provided to others at the Company’s expense only if they meet all the following criteria:

a.                                       They are consistent with accepted business practice and support the achievement of a valid business purpose;

b.                                      They are of sufficiently limited value (less than $150) and in a form that will not be construed as a bribe or payoff;

c.                                       They are not in contravention of applicable law and generally accepted ethical standards;

d.                                      Public disclosure of the facts, including the identity of the recipient, will not result in embarrassment to the Company or the employer of the recipient.

Improper Payments (See Policy, “Prohibition of Improper Transactions”)

Employment outside the Company

Employment outside the Company is defined as employment with another company, self employment, or private business ventures of the team member.  Outside employment with any company or individual doing business with, or in competition with the Company, is considered a conflict of interest.  Team members with outside employment that may be considered a conflict of interest require notification in writing, by the JBPCO Vice President of Administration authorizing such employment. The Company considers it a violation of this policy for a full time team member to have undisclosed outside employment with any company.

Transactions with Associates

As used, herein “associate” has the following meaning, which is contained in the rules and regulations of the Securities and Exchange Commission:

a.                                       Any corporation or organization of which such person is an officer or partner or the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities;

b.                                      Any trust or other estate in which such person has a substantial beneficial interest or with which such person serves as a trustee or in a similar fiduciary capacity;

c.                                       Any relative or spouse of such person, who occupies the same home.

The Company expects strict compliance with its conflict of interest policy from all its team members.  Deliberate violation will result in strong disciplinary action.  Anyone who presently is in a situation which might be deemed to be a violation of this policy should discuss it fully with his or her immediate supervisor.

If any violation of this conflict of interest policy comes to the attention of management and it has not been fully disclosed in writing, with proposed action to correct it, disciplinary action may be taken against the person involved and his or her supervisor up to and including termination.

ACKNOWLEDGMENT:

Acknowledgment of the Conflict of Interest policy is a condition of employment, and the Company requires strict compliance.  Team members having any questions concerning this policy should discuss them with their supervisors. Reporting should be made as follows:

The attached “Certificate of Receipt and Acknowledgement regarding Ethics Policies and Procedures of J.B. Poindexter & Co., Inc.” will be submitted annually, by all team members whose duties include the supervision of others.  They in turn, will designate those team members under their authority who will also be required to submit such reports.  All reports will be sent to the Vice President of Administration of J.B. Poindexter & Co., Inc.

All information thus disclosed will be treated as confidential, except to the extent necessary for the protection of the Company’s interests.

RESPONSIBILITY:

All team members of the Company, its subsidiaries, and affiliates are responsible for adhering to this policy and for its enforcement. Failure to adhere to this policy will subject the violating individual and his or her supervisor to disciplinary action, including termination.

BUSINESS CONFIDENTIALITY

APPLICATION:

This policy applies to all directors, officers and employees (collectively and individually referred to as “team members”) of J.B. Poindexter & Co., Inc. and its subsidiaries, divisions and affiliates (collectively referred to as the Company).

POLICY/PROCEDURE STATEMENT:

It is incumbent upon our team members to maintain confidentiality of the Company’s business, products, information systems, plans and strategies while employed by the Company and following termination of employment with the Company.

PURPOSE:

To state Company policy regarding the confidential, secret, or proprietary nature of certain Company’s information and set forth a procedure for maintaining the confidentiality of such information.

DEFINITIONS:

“Confidential Information” means the Company’s confidential, secret, or Proprietary Property (copyrightable works and inventions), trade secrets, or know-how, including but not limited to the Company’s data, specifications, drawings, written descriptions, instructions, processes, manufacturing methods, procedures, models, prototypes, products, business plans, team member names and lists, customer or vendor names and lists, prices, costs, manufacturing uses and applications of products, and results of investigations or experiments.

PROCEDURE:

Team members are required to disclose and assign to the Company their entire right, title, and interest to any and all inventions, discoveries, and improvements which relate to the business of the Company and which are made or conceived by the team member during his or her employment with the Company.  Team members are further required to assist the Company, at no cost to the team member, in obtaining, maintaining, enforcing, and defending patents related to such inventions, discoveries, and improvements.

It is required that team members will not, during or subsequent to their employment by the Company, divulge to any third party, or use, except on behalf of the Company, any Confidential Information of the Company.  All team members will, upon termination of their employment with the Company, return to the Company all Confidential Information, together with all correspondence, memoranda, notes, books, records, drawings, sketches, plans, customer lists, price lists, product compositions and other documents, and all copies thereof, in their possession or control upon termination.

During their employment with the Company, team members are not permitted, directly or indirectly, to solicit, interfere with or endeavor to entice away from the Company any customer, supplier or team member of the Company.  See also “Conflict of Interest”.

During their employment with the Company, team members will not engage in any business or activity which competes, directly or indirectly, or conflicts with the interest of the Company, as determined by the Company.  See also “Conflict of Interest”.

ENFORCEMENT:

In the event of a breach by any team member of this policy, the team member will be subject to disciplinary action, including termination and may forfeit, to the extent allowed by law, any and all interest that he or she may have under any team member benefits of the Company.

In the event a team member breaches this policy, the Company is entitled to injunctive relief to stop the team member’s activities.

ACKNOWLEDGMENT:

Acknowledgment of the Business Confidentiality policy is a condition of employment, and the Company requires strict compliance.  Team members having any questions concerning this policy should discuss them with their supervisors. Annual reporting of this acknowledgement will be made by signing a Report Letter that covers this and other “ethics” policies as follows:

The attached “Certificate of Receipt and Acknowledgement regarding Ethics Policies and Procedures of J.B. Poindexter & Co., Inc.” will be submitted annually, by all team members whose duties include the supervision of others.  They in turn, will designate those team members under their authority who will submit such reports.  All reports will be sent to the Vice President of Administration of J.B. Poindexter & Co., Inc.

All information thus disclosed will be treated on a confidential basis, except to the extent necessary for the protection of the Company’s interest.

RESPONSIBILITY:

It is the responsibility of every team member to assure compliance with this policy.

PROHIBITION OF INSIDER TRANSACTIONS

APPLICATION:

This policy applies to all directors, officers and employees (collectively and individually referred to as “team members”) of J.B. Poindexter & Co., Inc., its subsidiaries, divisions and affiliates (collectively referred to as the Company).

U.S. federal securities laws are based on the general concept of a free and fair trading market which generally requires that everyone operate with the same information.  It is unlawful and against Company policy for directors, officers and team members of the Company to buy or sell the Company’s securities if their action is based on material inside information not previously released to the public.  Further, directors, officers and team members are prohibited from disclosing material inside information to persons outside the Company, including friends and relatives, i.e. “tipping.”

PURPOSE:

The purpose of this policy is to declare the Company’s support of and compliance with federal securities laws and to prohibit insider transactions.

DEFINITIONS:

An insider is any team member of the Company, or any of its divisions and or affiliates whose job duties entail access to strategic, confidential or financially significant information, the knowledge of which places that person at an advantage in buying and selling the Company’s securities.

“Material inside information” is non-public information concerning the Company that, if publicly known, would be considered important by a reasonable investor or a potential investor in his or her determination of whether to buy or sell the securities of the Company or information that could reasonably be expected to affect the price of the Company’s securities.

ACKNOWLEDGMENT:

Acknowledgment of this prohibition of insider transactions policy is a condition of employment, and the Company requires strict compliance.  Team members having any questions concerning this policy should discuss them with their supervisors. Reporting should be as follows:

The attached “Certificate of Receipt and Acknowledgement regarding Ethics Policies and Procedures of J.B. Poindexter & Co., Inc.” will be submitted annually, by all team members whose duties include the supervision of others.  They in turn, will designate those team members under their authority who will be required to submit such reports.  All reports will be sent to the Vice President of Administration of J.B. Poindexter & Co., Inc.

All information thus disclosed will be treated on a confidential basis, except to the extent necessary for the protection of the Company’s interest.

RESPONSIBILITY:

An insider in possession of material inside information is responsible for his or her actions concerning this policy, and must not purchase, sell or recommend Company securities until the information in question has been properly released to the public and until the public has had reasonable time to react to the information.

Failure to comply with this policy will subject the insider to disciplinary action, up to and including termination, and if appropriate, legal proceedings on behalf of the Company will be commenced against the team member.

Trading on material inside information or disclosing such information to persons outside the Company can subject the insider to civil penalties of up to three times the amount of profit gained or loss avoided and or criminal penalties of up to $1,000,000 and or up to ten years imprisonment.

RELEASE OF COMPANY INFORMATION

APPLICATION:

This policy applies to all directors, officers, and employees (collectively and individually referred to as “team members”) of J.B. Poindexter & Co., Inc., its subsidiaries, divisions and affiliates (collectively referred to as the Company).

POLICY/PROCEDURE STATEMENT:

Because J.B. Poindexter & Co., Inc. has issued publicly-held securities, the Company, including its divisions and affiliates, is subject to rules and regulations imposed by the Securities and Exchange Commission regarding the disclosure and dissemination of information concerning the Company’s activities.  The Company has the responsibility to its security holders and the investment community as a whole to provide a clear and complete picture of the Company on a timely and coordinated basis. Consequently, all public statements, press releases, and announcements, not specific to the team member’s company or including information about J.B. Poindexter & Co., Inc as a whole must be coordinated through J.B. Poindexter & Co., Inc.

The management of the Company from time-to-time conducts organizational and strategy sessions which require complete confidentiality because of the nature of the information discussed at such sessions.  Personnel attending such sessions will treat all information discussed as confidential and will not disclose any information derived there from.

PURPOSE:

This policy provides guidance and establishes procedures regarding the dissemination and distribution of information about the Company’s activities, operations, financial condition, research and development efforts and human resource issues.  Examples of such information are actual or rumored acquisitions and divestitures; actual or rumored organizational changes, including team member promotions, demotions and reassignments; new product or service developments; changes in operating strategy; the financial condition of the Company, including its undisclosed financial results of operations, and other events of material importance to the Company.

PROCEDURE:

Except as provided herein, no one is to respond to inquiries from security holders, analysts, other members of the investment community, or any third party concerning the Company.  All external inquires are to be directed to the Chief Executive Officer or the Chief Financial Officer of J.B. Poindexter & Co., Inc.

The Chief Executive Officer and the Chief Financial Officer of J.B. Poindexter & Co., Inc. have the authority and responsibility to release information concerning the Company, or any subsidiary or affiliate to security holders, investors, the general public or financial publications.

Any requests for operational, financial, and technical information received by divisions, affiliates or staff departments are to be referred to the Company. Prior approval must be obtained prior to the dissemination of information concerning companies owned by J.B. Poindexter & Co., Inc. or J.B. Poindexter & Co., Inc. itself.

The development and distribution of product literature and catalogs and advertising are specifically excluded from the scope of this policy.

ACKNOWLEDGMENT:

Acknowledgment of the release of Company information policy is a condition of employment, and the Company requires strict compliance.  Team members having any questions concerning this policy should discuss them with their supervisors.  Reporting should be made as follows:

The attached “Certificate of Receipt and Acknowledgement regarding Ethics Policies and Procedures of J.B. Poindexter & Co., Inc.” will be submitted annually, by all team members whose duties include the supervision of others.  They in turn, will designate those team members under their authority who will also be required to submit such reports.  All reports will be sent to the Vice President of Administration of J.B. Poindexter & Co., Inc.

All information thus disclosed shall be treated on a confidential basis, except to the extent necessary for the protection of the Company’s interests.

RESPONSIBILITY:

All team members of the Company, its subsidiaries and affiliates are responsible for adhering to this policy and for its proper dissemination and enforcement.  Failure to adhere to this policy will subject the violating individual to disciplinary action, including termination.

PROHIBITION OF IMPROPER TRANSACTIONS

APPLICATION:

This policy applies to all directors, officers, and employees (collectively and individually referred to as “team members”) of J.B. Poindexter & Co., Inc., its subsidiaries, divisions and affiliates (collectively referred to as the Company).

POLICY/PROCEDURE STATEMENT:

All Company team members or agents thereof at any location are expected to conduct the Company’s business in accordance with commonly accepted business practices and in compliance with the laws of the United States and any host government.

Direct or indirect participation in any improper transaction is strictly prohibited and will not be tolerated by the Company.

PURPOSE:

The purpose of this policy is to state the Company’s position regarding any type of questionable business transaction.

DEFINITIONS:

An improper transaction is a transaction such as items discussed in the Procedure section later in this policy and includes Sensitive Payments, bribes, and kickbacks as follows.

Sensitive Payments are defined as payments that:

1.   may violate any law or regulation of any country or any governmental body;

2.   involve bribes, kickbacks or influence payments to customers, suppliers, government officials, political parties or candidates or others with whom the Company does business;

3.   in the case of payments to team members of the Company, represent bribes, kickbacks or influence payments from customers, suppliers or others with whom the Company does business; and,

4.   are not recorded or are falsely recorded in the records of the Company.

A bribe is a payment to a person paid with the intention of either influencing a decision or buying favors.

A kickback is an unauthorized refund from a vendor or supplier to a Company team member, drawn from a payment made to the vendor or supplier with Company funds.

BACKGROUND:

The policy of the Company is one of observance of all laws applicable to our business.  While we recognize that local customs and traditions differ from place to place, we believe that a reputation for ethical dealing is among the most valuable of the Company’s assets, and the Company expects its team members to conduct themselves with honesty and integrity.

On December 19, 1977, the Foreign Corrupt Practices Act became law.  The Act applies to every United States citizen and resident of the United States and to J.B. Poindexter & Co., Inc. and its subsidiaries, domestic and foreign.  Briefly, the Act requires the Company to maintain accurate and correct books and records and adequate systems of internal accounting controls with respect to its activities and makes it a criminal offense to offer anything of value to government officials, political parties or political candidates for the purpose of obtaining or retaining business.  Companies found in violation of the Act may be fined.  Individuals convicted of violating the law may be fined up to $10,000 and imprisoned for up to five years.  Maintenance of inaccurate accounting records can be used as evidence of intent to violate the Act.

PROCEDURE:

It is the policy of the Company that all team members will adhere to strict ethical standards and legal requirements, including prohibitions against improper transactions with respect to the operations of the Company.  Specifically, the following practices will be followed:

1) Company funds or assets may not be used for any unlawful or improper purpose.

2) No team member may make or receive any Sensitive Payment.

3) No gift, favor or other thing of value, including temporary use of assets (e.g., automobiles, airplanes, apartments), will be given on behalf of the Company, or received by any team member involving, customers, suppliers, government officials, political parties or candidates or others with whom the Company does business, or any of their team members, unless it meets all of the following criteria:

a.   It is not given or received as consideration for, or in any way conditioned upon, any act, pattern of acts or agreement to act favorably to the donor or his employer.

b.   It is not in the form of cash or cash equivalents, e.g., stocks or other forms of marketable securities.

c.   It is of sufficiently limited value (less than $150) and in a form that it will not be construed as a bribe or payoff.

d.   It is of a type consistent with generally accepted business practices and ethical standards in the country of residence of the recipient.

e.   It’s public disclosure will not embarrass the Company in any country which it does business.

The foregoing does not apply to legitimate business expenses for ordinary entertainment e.g., travel, meals, etc., to create a favorable general business climate and to promote the Company’s relationship with present and potential customers and not as consideration for, nor in any way conditioned upon, any act, pattern of acts or agreement to act favorably toward the Company.

In addition, the foregoing does not apply to a customary expediting payment in certain foreign countries so long as it meets all of the following criteria:

a.   The action sought to be facilitated is essentially of a ministerial or clerical nature (such as obtaining customs clearance, visas and work permits) to which the Company would be routinely entitled.

b.   It is pursuant to established and well recognized practice in the country in which it is made.

c.   It is not excessive in amount (less than $150).

d.   It is properly recorded in the books and records of the Company.

All legitimate business expenses for ordinary entertainment and all acceptable customary expediting payments must be reported in writing to the Chief Financial Officer of J.B. Poindexter & Co., Inc. at least once a year as part of the annual tax-reporting package.

4) Company assets will not be disposed of at less than fair market value.

5) Team members will not enter into business transactions on behalf of the Company in which they or a member of their family have an interest of any type.

6) No undisclosed or unrecorded fund or asset of the Company may be established or maintained for any purpose.

7) No false, artificial or incomplete entry will be made in the books and records of the Company for any reason.

8) Reporting of expenditures for reimbursement must be true, complete and properly supported.

9) There will be no intentional delay in recording any revenue or expense in the books and records of the Company or in forwarding all documents to the appropriate recipient.

10) All agreements of the Company, written or oral, with agents, sales representatives and consultants must contain provisions, written or implicit, calculated to ensure compliance by such person with the above regulations.

Other policies of the Company that are more restrictive than this policy will take precedence and be enforceable, but no policies, which are otherwise inconsistent with this policy, may be issued or enforced.

Exceptions to this policy may be made only upon the prior written approval of the Chief Executive Officer of J.B. Poindexter & Co., Inc.

Compliance with this policy will be monitored by supervisors, outside and internal audit investigations and other means.  Violators of this policy are subject to disciplinary action, including dismissal.  Non-compliance with this policy may result in violations by the team member of federal and state laws.

ACKNOWLEDGMENT:

Acknowledgment of this policy is a condition of employment, and the Company requires strict compliance.  Team members having any questions concerning this policy should discuss them with their supervisors. Reporting is as follows:

The attached “Certificate of Receipt and Acknowledgement regarding Ethics Policies and Procedures of J.B. Poindexter & Co., Inc.” will be submitted annually, by all team members whose duties the include the supervision of others.  They in turn, will designate those team members under their authority who will be required to submit such reports.  All reports will be sent to the Vice President of Administration of J.B. Poindexter & Co., Inc.

All information thus disclosed will be treated on a confidential basis, except to the extent necessary for the protection of the Company’s interest and the enforcement of company policy.

RESPONSIBILITY:

All team members are responsible for compliance with this policy.

WHISTLEBLOWER POLICY

APPLICATION:

This policy applies to all directors, officers, and employees (collectively and individually referred to as “team members”) of J.B. Poindexter & Co., Inc., its subsidiaries, divisions and affiliates (collectively referred to as the Company).

POLICY/PURPOSE STATEMENT:

The Code of Ethics and Conduct (the Code) of J.B. Poindexter & Co., Inc. and all of its subsidiaries and affiliates (JBPCO), requires directors, officers and employees to observe high standards of business and personal ethics in the conduct of their duties and responsibilities.  As employees and representatives of the organization, honesty and integrity must be practiced in fulfilling responsibilities as well as compliance with all applicable laws and regulations.

Direct or indirect participation in any improper transaction is strictly prohibited and will not be tolerated by the Company.

PROCEDURE:

Reporting Responsibility:

It is the responsibility of all directors, officers and team members to comply with the Code to report violations or suspected violations in accordance with this Whistleblowers Policy.

No Retaliation:

No director, officer, or employee who in good faith reports a violation of the Code shall suffer harassment, retaliation or adverse employment consequence.  Any employee who retaliates against someone who has reported a violation in good faith is subject to disciplinary action up to and including termination of employment.  This Whistleblower Policy is intended to encourage and enable team members and others to raise serious concerns within JBPCO prior to seeking resolution outside the company.

Reporting Violations:

The Code addresses JBPCO’s open door policy and suggests that team members share their questions, concerns, suggestions or complaints with someone who can address them properly.  In most cases, an employee’s supervisor is in the best position to address an area of concern.  However, if you are not comfortable speaking with your supervisor or you are not satisfied with your supervisor’s response, you are encouraged to speak with someone in the Human Resources Department or anyone in management whom you feel comfortable in approaching.  Supervisors and managers are required to report suspected violations of the Code of Conduct to JBPCO’s Compliance Officer who has specific and exclusive responsibility to investigate all reported violations.  Team members may also anonymously report matters online at the website www.reportit.net or by toll free telephone 1-877-RPT-LINE.  All reports will be forwarded anonymously to JBPCO’s Compliance Officer.

For suspected fraud or when you are not comfortable with following JBPCO’s open door policy, individuals should contact JBPCO’s Compliance Officer directly.

Compliance Officer:

JBPCO’s Compliance Officer is Larry Wolfe, Vice President of Administration and can be reached by email at HR@jbpco.com.  The Compliance Officer is responsible for investigating and resolving reported complaints and allegations concerning violations of the Code and, at his discretion, shall advise the President and CEO and/or the Chairperson of the Audit Committee of the Board of Directors (the “Audit Committee”).  The Compliance Officer has direct access to the Audit Committee and is required to report to the Audit Committee at least annually on compliance activity.

Accounting and Auditing Matters:

The Audit Committee of the Board of Directors shall address all reported concerns or complaints regarding corporate accounting practices, internal controls or auditing.  The Compliance Officer is required to immediately notify the Chairperson of the Audit Committee of any such complaint and work with the Audit Committee until the matter is resolved.

Acting in Good Faith:

Anyone filing a complaint concerning a violation or suspected violation of the Code must be acting in good faith and have reasonable grounds for believing the information disclosed indicates a violation of the Code.  Any allegations that prove not to be substantiated and which prove to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

Confidentiality:

Violations or suspected violations may be submitted on a confidential basis by the complainant or may be submitted anonymously.  Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

Handling of Reported Violations:

The Compliance Officer will notify the sender, if known, and acknowledge receipt of the reported violation or suspected violation promptly.  All reports will be immediately investigated and appropriate corrective action will be taken if warranted by the investigation.

ACKNOWLEDGMENT:

Acknowledgment of this policy is a condition of employment, and the Company requires strict compliance.  Team members having any questions concerning this policy should discuss them with their supervisors. Reporting is as follows:

The attached “Certificate of Receipt and Acknowledgement regarding Ethics Policies and Procedures of J.B. Poindexter & Co., Inc.” will be submitted annually, by all team members whose duties the include the supervision of others.  They in turn, will designate those team members under their authority who will be required to submit such reports.  All reports will be sent to the Vice President of Administration of J.B. Poindexter & Co., Inc.

All information thus disclosed will be treated on a confidential basis, except to the extent necessary for the protection of the Company’s interest and the enforcement of company policy.

RESPONSIBILITY:

All team members are responsible for compliance with this policy.